UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 26, 2009

BMB MUNAI, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-33034	30-0233726
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

202 Dostyk Ave., 4th Floor, Almaty, Kazakhstan
(Address of principal executive offices)

050051
(Zip code)

+7 (3272) 375-125
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On June 26, 2009, BMB Munai, Inc. (the “Company”) entered into a Debt Purchase Agreement, dated June 26, 2009 (the “Agreement”) between the Company and Simage Limited, a British Virgin Islands international business corporation (“Simage”). Simage is a company owned by Toleush Tolmakov, a BMB shareholder and the General Director of Emir Oil, LLP, a wholly-owned subsidiary of the Company (“Emir”).

Prior to the date of the Agreement, Simage had acquired by assignment, certain account receivables owed by Emir to third-party creditors of Emir in the amount of $5,973,190 (the “Obligations”). Pursuant to the terms of the Agreement, Simage has assigned to the Company all right, title and interest in and to the Obligations (the “Debt Assignment”) in exchange for the issuance of 2,986,595 shares of common stock of the Company (the “Shares”) at a price of $2.00 per share. As a result of the Debt Assignment, the Company holds the sole and exclusive rights to the Obligations.

The Company offered and sold the Shares to Simage, a non-U.S. person outside the United States, in accordance with Regulation S under the Securities Act.

The description of the Debt Purchase Agreement in this Current Report is only a summary of that Agreement and is qualified in its entirety by reference to the terms of the Debt Purchase Agreement, a copy of which is attached as an exhibit to this Current Report.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.27	Debt Purchase Agreement, dated June 26, 2009 between BMB Munai, Inc. and Simage Limted

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMB MUNAI, INC.

Date: June 29, 2009	By:	/s/ Gamal Kulumbetov
Gamal Kulumbetov
Chief Executive Officer

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